News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners Announces Closing of Appalachian Acquisition and Planned Distribution Increase

OKLAHOMA CITY – July 14, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP), (“QELP” or the “Partnership”) announced today that it has completed the purchase of natural gas and oil producing wells with estimated proved developed reserves of 32.9 billion cubic feet of natural gas equivalent (Bcfe) and current net production of approximately 3.2 million cubic feet of natural gas equivalent production per day (Mmcfed) in the Appalachian Basin from Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) in exchange for cash consideration of approximately $72 million, subject to post-closing adjustments. QRCP acquired the wells as part of its purchase of privately held PetroEdge Resources (WV) LLC and simultaneously sold the proved developed reserves to QELP.

Jerry Cash, Chairman and Chief Executive Officer of the general partner of QELP said, “We are pleased to announce the completion of this acquisition on attractive terms illustrating our ability to grow QELP through joint acquisitions with QRCP. QELP is acquiring long-lived natural gas producing properties that are immediately accretive to distributable cash flow per unit, add geographic and geologic diversity, receive premium natural gas pricing, and offer numerous low-risk development opportunities.

QELP is able to drive organic growth through development of its large acreage position in the Cherokee Basin while QRCP plans to drive reserve and production growth through the development of the 130,000 net acres it now owns the right to develop in Appalachia, including 122,600 acres in the emerging Marcellus Shale play. QRCP’s development in Appalachia should provide a steady stream of acquisition opportunities for QELP over the long-term.

Subject to final approval from QELP’s Board of Directors, we anticipate this acquisition and organic growth from our operations in the Cherokee Basin will allow the Partnership to increase its distributions paid in August and November for the second and third quarters of 2008 by a total of between 22% and 34% to an annual rate of $2.00 to $2.20, up from $1.64 currently.”

QELP funded the purchase with borrowings under its existing revolving credit facility and a $45 million, six-month, bridge facility. In connection with the acquisition, QELP’s lenders increased the borrowing base of its revolving credit facility to $190 million from $160 million.

The oil and natural gas wells and production acquired by QELP have the following characteristics:

- Proved developed reserves of 32.9 Bcfe, 96% natural gas, 48% proved developed producing

- Proved developed non-producing reserves mostly associated with more than 100 behind pipe completion opportunities in the Marcellus Shale and Devonian Silt formations mostly in Ritchie County, West Virginia

- Current net production of approximately 3.2 Mmcfed, 100% operated, and 92 percent natural gas. Approximately 74 percent of current production and 76 percent of the wellbores are located in Ritchie County, West Virginia.

- Estimated first year production of approximately 4.5 Mmcfed

- First year capital expenditures of approximately $8 million including $4 million of sustaining capital expenditures

- Proved reserves to estimated first year production ratio of approximately 20 years

- Natural gas BTU content ranging from 1,160 to 1,406

- Average basis premium in Appalachia of approximately $0.30 per Mcfe over the past three years

- Physical sales contracts covering approximately 60% of estimated first year and 22% of estimated second year production at prices between $8.40/MMBtu and $8.75/MMBtu

In connection with the acquisition, the Partnership entered into costless collars from 2009 through 2011 covering 1.8 MMcf/day of natural gas production with an average floor of $10.25/MMBtu and an average ceiling price of $13.67/MMBtu.

The Board of Directors of the Partnership’s general partner approved the transaction based on a recommendation from its Conflicts Committee, which consists entirely of independent directors.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor to QELP’s Conflicts Committee and delivered a fairness opinion in connection with the transaction.

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The Partnership also owns producing natural gas and oil wells in the Appalachian Basin of the northeastern United States. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, including estimates of future distributions and future production, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Partnership’s anticipated level of new well development and Quest

Midstream’s construction of related pipelines, environmental issues, weather conditions, competition, general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in the Partnership’s filings with the Securities and Exchange Commission. You can find the Partnership’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, the Partnership undertakes no obligation to update these statements for revisions or changes after the date of this release.